EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release August 28, 2019

Contact: Don Jennings, President, or Clay Hulette, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), (the “Company”) the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, announced net income of $812,000 or $0.10 diluted earnings per share for the year ended June 30, 2019, which represents a $511,000 or 38.6% decrease from the year ended June 30, 2018. The decrease in earnings year over year was due primarily to reduced non-interest income, increased income taxes and reduced net interest income.

The Company’s non-interest income decreased $448,000 or 64.8% to $243,000 for the fiscal year ended June 30, 2019 primarily because of a decrease in earnings on bank-owned life insurance (“BOLI.”) During the prior fiscal year the Company received BOLI insurance proceeds on policies maintained as a result of the passing of a covered individual. The Company’s federal income tax expense increased $178,000 to $141,000 for the fiscal year just ended compared to a federal income tax benefit of $37,000 for the fiscal year ended June 30, 2018. In the prior fiscal year the Company recognized an income tax benefit of approximately $218,000 due to a change in federal income tax law, while in the recently-ended fiscal year the Company recognized an income tax benefit of approximately $63,000 related to changes in the Commonwealth of Kentucky tax law. Net interest income decreased $277,000 or 2.8% to $9.4 million for the recently-ended year due to interest expense on funding sources increasing at a faster pace than interest income on interest-earning assets. Interest income increased $814,000 or 6.8% to $12.7 million for the fiscal year just ended, while interest expense increased $1.1 million or 50.5% to $3.3 million for the twelve months ended June 30, 2019. Interest income for the fiscal year increased primarily due to higher average levels of interest-earning assets for the period, as average interest-earning assets increased $10.3 million or 3.6% to $295.8 million for the twelve months ended June 30, 2019. Interest expense increased primarily due to higher interest rates paid on borrowed funds including deposits and Federal Home Loan Bank (“FHLB”) advances. The average interest rate paid on funding sources increased 40 basis points to 1.32% for the year just ended. Management expects the banks’ net interest margins to begin to expand slightly in light of anticipated easing of monetary policy by the Federal Open Market Committee of the Federal Reserve Bank Board of Governors. The policy-setting group decreased by 25 basis points the overnight rate at its last meeting and may reduce short-term interest rates in future meetings, which in turn impacts the banks’ funding sources, including local deposits, FHLB advances and some other wholesale sources. As such, if short-term interest rates are reduced, we would expect our cost of funds to also decrease.

The Company reported net income of $300,000 or $0.04 diluted earnings per share for the three months ended June 30, 2019, an increase of $147,000, or 96.1% compared to $153,000 or $0.00 per share for the three months ended June 30, 2018. The increase in net profit was due primarily to decreases in provision for loan losses and non-interest expenses. Provision for loan losses decreased from $104,000 for the prior year quarter to no provision for the recently-ended quarter, while non-interest expenses decreased $86,000 or 3.9% to $2.1 million for the quarter ended June 30, 2019.

At June 30, 2019, total assets were $330.6 million, an increase of $12.2 million, or 3.8%, from the $318.4 million total at June 30, 2018. The increase in total assets was related primarily to an increase in loans, net, which increased $10.7 million or 3.9% to $281.0 million at June 30, 2019. At June 30, 2019, total liabilities were $264.4 million, an increase of $13.2 million, or 5.2%, from total liabilities at June 30, 2018. The increase in total liabilities was related primarily to an increase in advances.

At June 30, 2019, the Company reported its book value per share as $7.96.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2018. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates six banking offices in Kentucky, including three in Frankfort, two in Danville, and one in Lancaster. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At June 30, 2019 the Company had approximately 8,329,515 shares outstanding, of which approximately 56.8% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Statements of Financial Condition

	June 30,	June 30,
	2019	2018
	(In thousands, except per share data)
	(Unaudited)	(Audited)
Assets
Cash and Cash Equivalents	$9,716	$9,943
Interest-bearing time deposits in other financial institutions	6,962	5,692
Investment Securities	1,820	1,050
Loans Receivable, net	280,969	270,310
Real estate acquired through foreclosure	710	710
Other Assets	30,458	30,689
Total Assets	$330,635	$318,394

Liabilities
Deposits	$195,691	$195,653
FHLB Advances	66,703	53,052
Deferred revenue	--	558
Other Liabilities	1,963	1,928
Total Liabilities	264,357	251,191

Shareholders’ Equity	66,278	67,203

Total Liabilities and Equity	$330,635	$318,394

Book Value Per Share	$7.96	$7.97

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Twelve months ended June 30,		Three months ended June 30,
	2019	2018	2019	2018
	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)

Interest Income	$12,700	$11,886	$3,284	$2,968
Interest Expense	3,252	2,161	910	561
Net Interest Income	9,448	9,725	2,374	2,407
Provision for Losses on Loans	11	185	--	104
Non-interest Income	243	691	50	57
Non-interest Expense	8,727	8,945	2,100	2,186
Income (Loss) Before Income Taxes	953	1,286	324	174
Income Tax Expense (Benefit)	141	(37)	24	21
Net Income	$812	$1,323	$300	$153

Earnings per share:
Basic and diluted	$0.10	$0.16	$0.04	$0.00

Weighted average outstanding shares:
Basic and diluted	8,335,612	8,366,521	8,297,271	8,373,614

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